U.S. GLOBAL INVESTORS, INC.

                             1997 STOCK OPTION PLAN

Section 1.  Purposes.

     The purposes of the U.S. Global Investors, Inc. 1997 Non-Qualified Stock Option Plan (the "Plan") are (i) to provide incentives to directors, executives and other key salaried employees of the Company upon whose judgment, initiative and efforts the long-term growth and success of the Company are largely dependent; (ii) to assist the Company in attracting and retaining key employees of proven ability; and (iii) to increase the identity of interests of such key employees with those of the Company's shareholders by providing such employees options to acquire Shares of the Company and Stock Appreciation Rights.

Section 2.  Definitions.

     (a) "Acquisition Transaction" means (i) the merger or consolidation of the Company into or with another corporation, if the Company will not be the surviving corporation or will become a subsidiary of another corporation, (ii) the sale of all or substantially all of the assets of the Company, or (iii) the liquidation of the Company.

     (b) "Affiliate" means a person, corporation or other entity controlling, controlled by or under common control with the Company.

     (c) "Board" means the Board of Directors of the Company.

     (d) "Code" means the Internal Revenue Code of 1986, as amended.

     (e) "Committee" means the Committee referred to in Section 4.

     (f) "Company" means U.S. Global Investors, Inc.; when used in the Plan with reference to employment, "Company" shall include any Subsidiary of the Company.

     (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (h) "Fair Market Value" means the fair market value of a Share as determined by the Committee, based on quoted market prices (if any).

     (i) "Nonstatutory Option" means an option granted under the Plan which by its term does not qualify as an Incentive Stock Option under Section 422 of the Code.

     (j) "Qualified Domestic Relations Order" means a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

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     (k) "Share" or "Shares" means the shares of the Company's  non-voting Class
A Common Stock, with par value of $0.05 per share.

     (l) "Stock Appreciation Right" means the right defined in Section 9.

     (m) "Subsidiary" means any company more than 50% of the voting stock of which is owned or controlled, directly or indirectly, by the Company.

     (n) "Tax Date" means the date as of which the amount of a withholding tax payment with respect to the exercise of an option is calculated.

Section 3.  Shares Subject to the Plan.

     The maximum number of Shares that may be issued under the Plan is 200,000, subject to the adjustment provided in Section 11. Such Shares may be either authorized and unissued or treasury Shares. Any Shares subject to an option which for any reason has terminated or expired or has been cancelled prior to being fully exercised may again be subject to option under the Plan. Shares covered by an option as to which option rights have terminated by reason of the exercise of a Stock Appreciation Right may again be subject to option under the Plan.

Section 4.  Administration.

     The Plan shall be administered by a Committee of the Board, which shall be comprised of not less than two persons who qualify as "disinterested persons" within the meaning of Rule 16b-3 (or any successor provision) adopted under the Exchange Act.

     The Committee shall have and exercise all the power and authority granted to it under the Plan. Subject to the provisions of the Plan, the Committee shall in its sole discretion determine the persons [from the class described in Subsection 5(a)] to whom, and the times at which, options shall be granted; whether and to what extent any option which is granted shall be accompanied by Stock Appreciation Rights; the number of Shares to be subject to each option and each Stock Appreciation Right; the option price per Share; and the duration and other terms of each option. The Committee shall also interpret the Plan, prescribe, amend and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for the administration of the Plan, and such determinations shall be conclusive. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present, or acts reduced to or approved in writing by all members of the Committee, shall be acts of the Committee.

Section 5.  Eligibility.

     (a) Grant of Options. The Committee may grant one or more Nonstatutory Options to any director, executive or other key salaried employee of the Company.

     (b) Grant of Stock Appreciation Rights. Any option or portion thereof granted under the Plan may include a Stock Appreciation Right. Such right may be granted at the time the option is granted, or it may be granted in respect of an outstanding option at any time prior to its exercise, cancellation, termination or expiration.

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     (c) Grant of Options and Stock  Appreciation  Rights to Committee  Members.
Each member of the Committee shall, for fiscal years commencing after June 30, 1997, at the end of each fiscal year, receive a Nonstatutory Option with related Stock Appreciation Rights. The number of Shares covered by such grants shall be the sum of two hundred (200) shares for each Board of Directors meeting attended plus one hundred (100) shares for each Board of Directors meeting attended in person. The Fair Market Value assigned to such grants shall be based on quoted market prices on the last trading day of the fiscal year.

Section 6.  Options and Option Terms.

     (a) Option Agreement. The terms of each option granted under the Plan shall be set forth in a written stock option agreement approved by the Committee.

     (b) Terms of All Options. The following terms and provisions shall apply to all options granted under the Plan:

          (1) No option may be granted under the Plan at a purchase price per Share (the "Option Price") which is less than the Fair Market Value of a Share on the date the option is granted.

          (2) No option may be exercised in less than six months or more than ten years after the date of grant of the option.

          (3) At the time an option is granted, the Committee may provide that the option may be exercised in full or in part only after the passage of a specified period or periods of time following the date of grant or only if specified conditions have been satisfied.

          (4) Except as provided in Subsections 6(b)(5) and 6(b)(6), an option may be exercised only if the optionee has been continuously employed by the Company since the date of grant of the option. Whether authorized leave of absence or absence for military or governmental service shall constitute a termination of employment shall be determined by the Committee.

          (5) At the time an option is granted, or at such other time as the Committee may determine, the Committee may provide that, if the holder of the option ceases to be employed by the Company for any reason (including retirement or disability) other than death, the option will continue to be exercisable by the holder for such additional period (not to exceed the remaining term of such option) after such termination of employment as the Committee may provide.

          (6) At the time an option is granted, or at such other time as the Committee may determine, the Committee may provide that, if the holder of the option dies while employed by the Company or while entitled to the benefits of any additional exercise period established by the Committee with respect to such option in accordance with Section 6(b)(5), then the option will continue to be exercisable (to the extent it was exercisable on the date of death) by the person or persons (including the holder's

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     estate) to whom the holder's rights with respect to such option have passed by will or by the laws of descent  and  distribution  or, if  permitted  by
     Section 10, the holder's designated beneficiary, for such additional period after death (not to exceed the remaining term of such option) as the Committee may provide.

          (7) In the event any Acquisition Transaction is authorized or approved by either the Board or the shareholders of the Company, the Committee shall have the authority in its sole discretion to cancel, effective upon not less than 30 days' notice, any option granted under the Plan. Promptly after such cancellation, the Company shall pay in cash to the holder of each cancelled option an amount equal to the excess of the aggregate Fair Market Value on the effective date of such cancellation of the Shares then subject to the option (whether or not the option is then fully exercisable) over the aggregate Option Price of such Shares.

          (8) At the time an option is granted, the Committee may provide for any restrictions or limitations on the exercise of the option and/or on the transferability of the Shares issuable upon the exercise of such option, or specify other terms, conditions and restrictions in addition to those set forth herein, as it may deem appropriate.

          (9) Subject to the ten-year limitation set forth in Section 6(b)(2), the Committee may waive or modify at any time, either before or after the granting of an option, any condition, limitation or restriction with respect to the exercise of such option imposed by or pursuant to this
     Section 6 in such circumstances as the Committee may, in its discretion, deem appropriate; provided, however, that any such waiver or modification with respect to an outstanding option shall be subject to the same limitations applicable to amendments to outstanding options, as set forth in Section 6(b)(10).

          (10) Subject to the terms and provisions of the Plan, the Committee may amend any outstanding option; provided, however, that (i) no such amendment may reduce the Option Price of the option (except to set forth an adjustment in the Option Price made pursuant to Section 11) or extend the maximum term during which the option, if fully vested, may be exercised, and (ii) if the amendment would adversely affect the rights of the holder of the option, the consent of such holder to such amendment must be obtained.

Section 7.  Procedure for Exercise of Options; Payment.

     An option granted under the Plan may be exercised in full or in part (but for full Shares only) by the optionee (or other person specifically permitted under this Plan and the option to exercise the option) giving written notice of exercise to the Committee or to an officer of the Company designated by the Committee. The Option Price for the Shares purchased shall be paid in full at the time such notice is given. An option shall be deemed exercised on the date the Committee receives written notice of exercise, together with full payment for the Shares purchased. The Option Price shall be paid to the Company in cash.

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Section 8.  Tax Withholding.

     In addition to payment of the Option Price, the optionee shall give the Company the amount of money on the Tax Date equal to all or any part of the federal, state and local withholding tax payments (whether mandatory or permissive) to be made on behalf of the holder with respect to the exercise of the option (up to a maximum amount determined by the holder's top marginal tax rate).

Section 9.  Stock Appreciation Rights.

          (a) Definition. "Stock Appreciation Right" means the right of an optionee to surrender his right to purchase all or any portion of the Shares which he is then eligible to purchase under his option (such Shares being herein referred to as "Unpurchased Shares") and to receive from the Company, without payment to the Company, cash equal to the excess of the Fair Market Value of the Unpurchased Shares on the date the optionee exercises his option for this purpose over the aggregate Option Price of the Unpurchased Shares. An exercise of a Stock Appreciation Right is void and of no effect if such exercise does not comply with the restrictions set forth in Subsection 9(b).

          (b) Restrictions on Exercise. Subject to the further limitations hereinafter set forth, a Stock Appreciation Right shall be exercisable only at such times as the related option is exercisable (and to the extent that the related option is then exercisable) and only at such times that the Fair Market Value of a Share exceeds the Option Price under the related option. Provided the conditions in the preceding sentence are satisfied and unless otherwise determined by the Committee, an optionee may elect to exercise his Stock Appreciation Right (or any portion thereof) only during the period beginning on the third business day following the date the Company releases for publication its latest quarterly or latest annual summary of its sales and earnings and ending on the twelfth business day following such date; provided, however, that, unless otherwise determined by the Committee, any such exercise shall be valid only if the Committee consents in writing to the exercise of the right within 45 days after the optionee's exercise. In the event the Committee does consent, the right shall be deemed to have been validly exercised as of the date the optionee exercised his right. The Committee shall be deemed to have disapproved of any exercise of the right if it does not grant any required consent thereto within 45 days after the exercise by the optionee. In the event the Committee does not grant any required consent to an exercise of a Stock Appreciation Right, the purported exercise shall be void and of no effect.

          (c) Cancellation. The right of an optionee to exercise a Stock Appreciation Right shall be cancelled if and to the extent the related option is exercised. The right of an optionee to exercise an option shall be cancelled if and to the extent that Shares covered by such option are used to calculate cash received upon the exercise of a related Stock Appreciation Right.

          (d) Procedure for Exercise. An optionee shall exercise a Stock Appreciation Right by giving written notice of such exercise, specifying the number of Shares as to which the right is exercised, to the Committee or to an officer of the Company designated by the Committee. Provided the exercise is valid and in accordance with the terms of the Plan, the

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     Company shall,  promptly  after the Committee  consents to such exercise in writing, deliver or pay to the optionee the cash to which he is entitled.

Section 10.  Non-Transferability.

     Options and Stock Appreciation Rights may not be sold, pledged, assigned, hypothecated, or transferred other than by will or the laws of descent and distribution. Nonstatutory Options and related Stock Appreciation Rights may also be transferred pursuant to a Qualified Domestic Relations Order. Options and Stock Appreciation Rights may be exercised during the lifetime of the optionee only by such optionee or by his legal representative or, in the case of Nonstatutory Options and related Stock Appreciation Rights, the transferee under a Qualified Domestic Relations Order.

Section 11.  Adjustments Upon Changes in Capitalization.

     In the event of a change in outstanding Shares by reason of a Share dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares, or the like, the maximum number of Shares subject to option during the existence of the Plan, the number of Shares subject to each outstanding option and any related Stock Appreciation Right, and the Option Price of each outstanding option shall be appropriately adjusted by the Committee, whose determination in each case shall be conclusive.

Section 12. Conditions Upon Granting of Options and Stock Appreciation Rights and Issuance of Shares.

     No option or Stock Appreciation Right shall be granted and Shares shall not be issued upon the exercise of an option unless the grant of options or the Stock Appreciation Right, the exercise of such option or Stock Appreciation Right, and the issuance and delivery of Shares or cash pursuant thereto shall comply with all relevant provisions of state and federal law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or trading system upon which the Shares may then be listed or traded.

Section 13.  Amendment and Termination of Plan.

          (a) Amendment. The Board may from time to time amend the Plan, or any provision thereof, in such respects as the Board may deem advisable except that, other than with the approval of the shareholders of the Company:

               (1) the maximum number of Shares that may be optioned under the Plan cannot be increased except in accordance with Section 11;

               (2) the class of employees eligible for the grant of options may not be changed;

               (3) no option may be granted under the Plan at an Option Price which is less than the Fair Market Value of a Share on the date the option is granted; and

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               (4) no option may be granted  that is  exercisable  more than ten years after the date of grant of the option.

          (b) Termination. The Board may at any time terminate the Plan.

          (c) Effect of Termination. Any termination of the Plan shall not adversely affect any option or Stock Appreciation Right previously granted and such option or Stock Appreciation Right shall remain in full force and effect as if the Plan had not been terminated.

Section 14.  Notices.

     Each notice relating to the Plan shall be in writing and delivered in person or by first class mail (which may, but need not, be certified or registered mail) to the proper address. Each notice shall be deemed to have been given on the date of actual receipt. Each notice to the Company shall be addressed as follows: Stock Option Committee, c/o Corporate Secretary, U.S. Global Investors, Inc., 7900 Callaghan Road, San Antonio, Texas 78229. Each notice to a holder of an option or other person then entitled to exercise an option shall be addressed to such holder or other person at the holder's address shown on the records of the Company. Anyone to whom a notice may be given under this Plan may designate a new address by written notice to the other party to that effect.

Section 15.  Employment.

     Neither the Plan nor the grant or award of any option under the Plan shall confer upon any employee the right to continued employment with the Company or affect in any way the right of the Company to terminate the employment of an employee at any time and for any reason.

Section 16.  Savings Provisions.

     With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor rule promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Board or the Committee fails to comply with said law or with any other regulatory scheme or is otherwise found to be illegal or unforeseeable, it shall be deemed null and void, and the balance of the Plan or action by the Board or the Committee shall remain valid to the extent permitted by law and/or deemed advisable by the Board or the Committee.

Section 17.  Shareholder Approval.

     The Plan shall become effective upon its approval by the affirmative vote of the holders of a majority of the Company's voting shares, Class C Common Stock. Prior to the time such approval is obtained, the Committee may grant Options under the Plan so long as (i) no such Option will become exercisable prior to such shareholder approval, and (ii) all such Options will terminate if such shareholder approval is not obtained within one year after the date of the grant.

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Section 18.  Governing Law.

     The Plan, and any and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Texas.

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